FOURTH SUPPLEMENT
TO MASTER LOAN AGREEMENT
(2014 TERM LOAN)

THIS FOURTH SUPPLEMENT TO MASTER LOAN AGREEMENT (this “Supplement”) dated as of February 28, 2014, is between HOME FEDERAL SAVINGS BANK (the “Lender”) and HOMELAND ENERGY SOLUTIONS, LLC, an Iowa limited liability company (the “Borrower”) and supplements and incorporates all of the provisions of the MLA and the 2014 Term Loan Note (each as defined below).
RECITALS
A.     Borrower and Lender have entered into a Master Loan Agreement dated November 30, 2007, which was amended by the First Amendment to Master Loan Agreement dated August 29, 2008, the Second Amendment to Master Loan Agreement dated September 28, 2009, the Third Amendment to Master Loan Agreement dated September 10, 2010, the Fourth Amendment to Master Loan Agreement dated July 29, 2011, the Fifth Amendment to Master Loan Agreement dated September 9, 2011, the Sixth Amendment to Master Loan Agreement dated April 30, 2013, the Seventh Amendment to Master Loan Agreement dated November 29, 2013, and the Eighth Amendment to Master Loan Agreement of even date herewith (collectively, with all supplements, modifications and other amendments thereto, the “MLA”) under which Lender agreed to extend certain financial accommodations to Borrower.
B.    Borrower has requested Lender extend to it an additional term loan under the MLA, which Lender has consented to do under the terms and conditions set forth in this Supplement, the 2014 Term Loan Note, and the MLA.
NOW, THEREFORE, FOR VALUE RECEIVED,
1.    Definitions. Capitalized terms used and not otherwise defined in this Supplement shall have the meanings attributed to such terms in the MLA. As used in this Supplement, the following terms shall have the following meanings:
“2014 Term Loan” means the term loan extended to the Borrower by the Lender under the 2014 Term Loan Note, this Supplement, and the MLA, as the same have been or may be amended, restated, extended, replaced or otherwise modified from time to time.
“2014 Term Loan Commitment” means an amount not to exceed $15,000,000.00.
“2014 Term Loan Maturity Date” means March 1, 2019.
“2014 Term Loan Note” means that certain Term Note of even date herewith in the original principal amount of $15,000,000.00 evidencing the 2014 Term Loan, as the same may be amended, restated, extended, replace or otherwise modified from time to time.
2.    2014 Term Loan. On the terms and conditions set forth in the MLA, this Supplement, and the 2014 Term Loan Note, Lender agrees on the date of this Supplement to make a term loan to the Borrower in an amount not to exceed $15,000,000.00.

a.
Term. The term of the 2014 Term Loan shall run for a period beginning on the date of this Supplement and end on the 2014 Term Loan Maturity Date. On the 2014 Term Loan Maturity Date, the unpaid principal balance of the 2014 Term Loan, all accrued and unpaid interest thereon, and any and all other amounts due and owing hereunder or under any other Loan Document relating to the 2014 Term Loan shall be due and payable in full.

b.
Purpose. The proceeds of the 2014 Term Loan may be used by Borrower for the redemption by the Borrower of all of the issued and outstanding limited liability company interests of the Borrower owned by Steve J. Retterath. The Borrower agrees that the proceeds of the 2014 Term Loan are to be used only for the purposes set forth in this Section 2(b).

c.
Interest Rate. Subject to the terms and conditions contained in the MLA, the 2014 Term Loan Note, and this Supplement, the 2014 Term Loan shall bear interest at a variable rate per annum equal to the LIBOR Rate plus 310 basis points. The computation of interest, amortization, maturity and other terms and conditions of the 2014 Term Loan shall be as provided in the MLA and the 2014 Term Loan Note, provided, however, that in no event shall the applicable rate of interest on the 2014 Term Loan exceed the Maximum Rate.

d.
Payments. Beginning on April 1, 2014, and continuing on the first (1st) day of each month thereafter (each a “Monthly Payment Date”), Borrower shall make equal monthly payments of principal and accrued interest on the 2014 Term Loan in an amount equal to $271,614.28 per month, or such greater or lesser amount determined by the Lender to fully amortize the outstanding principal balance of the 2014 Term Loan over the period of five (5) years from the date of the 2014 Term Loan Note. The outstanding principal balance of the 2014 Term Loan, together with all accrued and unpaid interest, if not paid sooner, shall be due and payable in full on the 2014 Term Loan Maturity Date. All payments and prepayments, if any, shall at the option of the Lender be applied first to any unpaid collection costs, then to late charges, then to accrued and unpaid interest, and then to the outstanding principal balance of the 2014 Term Loan.

e.	Prepayment. The 2014 Term Loan may be prepaid in whole or in part at any time at the option of the Borrower without penalty or premium, except as otherwise provided in the MLA.

f.
Fees. In addition to all other fees, costs and expenses due to the Lender under this Supplement, the 2014 Term Loan Note, the MLA and the other Loan Documents, Borrower shall remit to the Lender on the closing of the 2014 Term Loan a loan facility fee in the amount of $60,000.00.

3.    Default Interest. In addition to the rights and remedies set forth in the MLA: (i) if the Borrower fails to make any payment to Lender when due, then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 2% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances of the Loan shall bear interest from the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate of interest that would otherwise be in effect on the Loan under the terms of the 2014 Term Loan Note; (iii) after the maturity of the Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the 2014 Term Loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect on the Loan under the terms of the 2014 Term Loan Note. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

4.    Late Charge. If any payment of principal or interest due under this Supplement or the 2014 Term Loan Note is not paid within ten (10) days of the due date thereof, the Borrower shall pay, in addition to such amount, a late charge equal to five percent (5%) of the amount of such payment.

5.     Changes in Law Rendering Certain LIBOR Rate Loans Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of Lender should raise a substantial question as to whether it is) unlawful for Lender to make, maintain or fund LIBOR Rate loans, then: (a) Lender shall promptly notify each of the other parties hereto; and (b) the obligation of Lender to make LIBOR Rate loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness. During the period of any suspension, Lender shall make loans to Borrower that are deemed lawful and that as closely as possible reflect the terms of the MLA.

6.    Maximum Amount Limitation. Anything in the MLA, this Supplement, or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on the 2014 Term Loan Note or any of the Loan Obligations, or ever be required to pay interest on the 2014 Term Loan Note or any of the Loan Obligations at a rate in excess of the Maximum Rate. If the effective rate of interest which would otherwise be payable under the MLA, this Supplement, the 2014 Term Loan Note, or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under the MLA, this Supplement, the 2014 Term Loan Note, or any of the other Loan Documents shall be reduced to the Maximum Rate. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Loan Obligations to Lender under the MLA, this Supplement, the 2014 Term Loan Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of the 2014 Term Loan Note, be either refunded to Borrower or credited on the principal of the 2014 Term Loan Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by Lender under the 2014 Term Loan Note, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to Lender, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full term of the Advances evidenced by the 2014 Term Loan Note, and any renewals thereof all interest at any time contracted for, charged or received by Lender in connection therewith.

7.    Security. The Borrower’s obligations hereunder and, to the extent related thereto, the MLA, shall be secured as provided in the MLA and the other Loan Documents.
8.    Events of Default. The occurrence and continuance of an Event of Default under the MLA or under any other Loan Document is an “Event of Default” under this Supplement and the 2014 Term Loan Note.

9.    Remedies. In addition to the remedies and relief set forth herein, upon the occurrence of an Event of Default or at any time thereafter, Lender may, at its option, exercise any or all of the rights and remedies set forth in the MLA, the Security Agreement, the Mortgage, and the other Loan Documents. The Lender may also take any action or commence any proceeding at law or in equity which it deems advisable for the protection of its interests to collect and enforce repayment of the 2014 Term Loan.

10.    Governing Law. This Supplement shall be governed by, construed and enforced in accordance with the internal laws of the State of Minnesota without regard to its conflicts of laws principles.

11.     Execution of Counterparts. This Supplement may be executed in any number of counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

[SIGNATURE PAGE ON FOLLOWING PAGE]

SIGNATURE PAGE FOR
FOURTH SUPPLEMENT
TO MASTER LOAN AGREEMENT
(2014 TERM LOAN)
BY AND BETWEEN
HOMELAND ENERGY SOLUTIONS, LLC
AND
HOME FEDERAL SAVINGS BANK

DATED: February 28, 2014

IN WITNESS WHEREOF, the parties have caused this Fourth Supplement to the MLA to be executed by their duly authorized officers as of the date shown above.

HOMELAND ENERGY SOLUTIONS, LLC, an Iowa limited liability company	HOME FEDERAL SAVINGS BANK, a federally chartered stock savings bank organized under the laws of the United States

By: /s/ Walter W. Wendland	By: /s/ Eric Oftedahl
Walter Wendland	Eric Oftedahl
Title: President/CEO	Its: Vice President

STATE OF IOWA             )
                    ) ss.
COUNTY OF CERRO GORDO    )

On this 24 day of February, 2014, before me a Notary Public within and for said County, personally appeared Walter Wendland, to me known, who being by me duly sworn, did say that he is the President of Homeland Energy Solutions, LLC, the limited liability company named in the foregoing instrument, and that said instrument was signed on behalf of said company by authority of its board and as the free act and deed of said company.

SEAL CHRISTY MARCHAND Commission Number 709988 MY COMM. EXP. 5-15-16	/s/ Christy Marchand
Notary Public